L-3 COMMUNICATIONS CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Restated January 1, 2000)

ARTICLE I

PURPOSE OF THE SERP

The purpose of this L-3 Communications Corporation Supplemental Executive Retirement Plan is to provide supplemental retirement income for a select group of management and highly compensated employees of L-3 Communications Corporation and certain of its subsidiaries and divisions by providing benefits equal to those benefits that can not be provided under certain tax-qualified pension plans because of the limitations of Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended.

The Plan was effective as of May 1, 1997. It was amended and restated effective as of January 1, 1999 to provide that the Company shall fund the benefits due under this SERP within 30 days of a Change of Control.

The Plan is restated as of January 1, 2000 to provide that (a) an employee whose annual compensation, including amounts deferred under a nonqualified plan, exceeds the Section 401(a)(17) limits is eligible to participate in the Plan, (b) in determining benefits under this SERP, compensation includes amounts deferred under the L-3 Communications Corporation Deferred Compensation Plan, and to clarify the benefits provided under Appendix B-1.

ARTICLE II

DEFINITIONS

Beneficiary — The Participant’s beneficiary with respect to the Pension Benefit payable under the Pension Plan.

Board — The Board of Directors of L-3 Communications Corporation.

Code — The Internal Revenue Code of 1986, as amended.

Committee — The committee described in Section 6.1, which administers this SERP.

Company — L-3 Communications Corporation.

Participant — An employee of the Company (a) whose total compensation for a calendar year, including all amounts deferred by the employee under the L-3 Communications Corporation Deferred Compensation Plan, exceeds the maximum dollar amount for that year under Section 401(a)(17) of the Code, or (b) for whom benefits under a Pension Plan are limited by Sections 401(a)(17) or 415 of the Code, provided that the employee meets any other requirements as determined by the Committee in its sole and exclusive discretion. An employee who satisfies the requirements for participation in this SERP for a calendar year shall continue to be a Participant for all subsequent years regardless of whether he meets the participation requirements of subsection (a) or (b) herein for any such subsequent year. The Committee shall limit participation in this SERP to a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended, as determined by the Committee, in its sole and exclusive discretion.

Pension Plan — The tax-qualified defined benefit plan, among those listed in Appendix A, in which the Participant participates.

Pension Plan Benefit — The Participant’s accrued benefit under the Pension Plan.

SERP — This L-3 Communications Corporation Supplemental Executive Retirement Plan.

Supplemental Pension Benefit — The benefit, if any, to which a Participant is entitled under the terms of this SERP.

ARTICLE III

ELIGIBILITY FOR AND AMOUNT OF BENEFITS

3.1 Eligibility for Benefits. A Participant who terminates employment and is entitled to a Pension Benefit under the terms of the Pension Plan shall be entitled to a Supplemental Pension Benefit in an amount determined in accordance with Section 3.2 or any applicable Appendix and payable in accordance with Sections 3.3 and 3.4.

3.2 Amount of Benefit. Except as otherwise provided in Appendix B-1, the Supplemental Pension Benefit shall be equal to the excess, if any, of:

(a) the benefit that would have been paid under the Pension Plan to such Participant (or his or her Spouse or Beneficiary), in the form elected by the Participant (or his or her Spouse or Beneficiary) pursuant to the terms of the Pension Plan, based on compensation as defined in subsection (c) below and irrespective of the limitations of Sections 401(a)(17) and 415, less

(b) the Pension Benefit that is actually paid under the Pension Plan to such Participant (or his or her Spouse or Beneficiary), in the form elected by the Participant (or his or her Spouse or Beneficiary), based on compensation as defined in the Pension Plan and taking into account the limitations of Sections 401(a)(17) and 415.

(c) Solely for purposes of this Section 3.2, compensation shall mean “compensation” as defined in the applicable Pension Plan provided that (1) base salary deferred by a Participant under the L-3 Communications Corporation Deferred Compensation Plan shall be taken into account, (2) management incentive bonuses, whether or not deferred by a Participant under the L-3 Communications Deferred Compensation Plan, shall be taken into account, and (3) the limitations under Section 401(a)(17) of the Code shall not apply.

3.3 Form and Timing of Benefit Payments. Except as otherwise provided in Section 3.4, any Supplemental Pension Benefit to which a Participant is entitled under this SERP shall be paid in the same form and at the same time, using the same actuarial assumptions, as the Pension Benefit that is paid to the Participant (or his or her Spouse or Beneficiary) under the terms of the Pension Plan.

3.4 Payment on Change of Control.

(a) Notwithstanding any other provision of this SERP to the contrary, in the event of a Change of Control, a Participant who has not begun receiving benefits under this SERP shall be entitled to receive a Supplemental Pension Benefit in the amount determined under Section 3.2 as of the date immediately preceding the Change of Control, which benefit shall be paid in a lump sum within 30 days following the date of the Change of Control. A Participant who began to receive benefits under this SERP prior to a Change of Control shall continue to receive payment of benefits in the same amount and in the same form as such benefits were paid prior to the Change of Control.

(b) For purposes of this SERP, a Change in Control shall include and be deemed to occur upon the following events:

(1) The acquisition by any person or group (including a group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”), other than the Company or any of its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51 percent or more of the combined voting power of the Company’s then outstanding voting securities, other than (i) pursuant to a transfer by Lehman Brothers Capital Partners III, L.P. to any of its affiliates, or (ii) by any employee benefit plan maintained by the Company;

(2) The sale of all or substantially all of the assets of the Company or its subsidiaries; or

(3) The election, including the filling of vacancies, during any period of 24 months or less, of 50 percent or more of the members of the Board without the approval of Continuing Directors, as constituted at the beginning of such period. “Continuing Directors” shall mean any director of the Company who either (i) is a member of the Board on July 1, 1997, or (ii) is nominated for election to the Board by a majority of the Board which is comprised of directors who were, at the time of such nomination, Continuing Directors.

(c) This Section shall apply only to a Change in Control of the Company and shall not cause immediate payout of any Supplemental Pension Benefit in any transaction involving the Company’s sale, liquidation, merger, or other disposition of any subsidiary.

(d) The Company reserves the right to change or modify the definition of Change of Control set forth in this Section, and any such change or modification shall be binding on the Participants.

3.5 Forfeiture of Benefits.

(a) Notwithstanding any other provision of this SERP to the contrary, a Participant shall forfeit any and all benefits under this SERP (including benefits that are to be paid in the future and benefits that have already commenced payment) if the Participant (1) is “Dismissed for Cause,” (2) becomes employed by another employer (or becomes self-employed) in substantial competition with the Company, or (3) engages in conduct detrimental or contrary to the best interests of the Company. “Dismissed for Cause” means termination of employment because of (i) theft, embezzlement, or malicious destruction of the Company’s property, (ii) fraud or other wrongdoing against the Company, or (iii) improper disclosure of the Company’s trade secrets.

(b) The Committee shall have full discretionary authority to make determinations under this Section 3.5. Any forfeiture determination made by the Committee shall be final and binding. The Committee may make a retroactive determination that a Participant’s SERP benefits are forfeited under this Section 3.5 after payment of SERP benefits has commenced. Such a forfeiture shall be effective as of the date that the Committee determines the events of forfeiture have occurred. Any SERP benefits that have been paid after the effective date of the retroactive forfeiture determination shall be considered a mistaken payment under Section 7.5.

ARTICLE IV

UNFUNDED PLAN

4.1 Unfunded Status of SERP.

(a) This SERP constitutes a contractual promise by the Company to make payments in the future, and a Participant’s rights shall be those of a general, unsecured creditor of the Company. A Participant shall not have any beneficial interest in this SERP. Notwithstanding the foregoing, to assist the Company in meeting its obligations under this SERP, the Company may set aside assets in a trust described in Revenue Procedure 92-64, 1992-2 C.B. 422 (generally known as a “rabbi trust”), and the Company may direct that its obligations under this SERP be satisfied by payments out of such trust or trusts. It is the Company’s intention that this SERP be unfunded for federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974.

(b) Notwithstanding the above, in the event of a Change of Control, the Company shall fund all benefits due under this SERP, determined as of the date of the Change of Control, by making a contribution to an irrevocable trust established to pay benefits under this SERP.

4.2 Nonalienability of Benefits. A Participant’s rights to benefit payments under this SERP shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or his or her Spouse or Beneficiary.

ARTICLE V

AMENDMENT OR TERMINATION

5.1 Amendment. The Board may amend, modify, suspend or discontinue this SERP at any time; provided, however, that no such amendment, modification, suspension or discontinuance of the SERP shall have the effect of reducing a Participant’s Supplemental Pension Benefit determined as though the Participant had terminated employment with the Company on the date of the amendment, modification, suspension or discontinuance.

5.2 Termination. The Board reserves the right to terminate this SERP at any time and to pay any benefits under this SERP in a lump sum immediately following such termination or at such time thereafter as the Board may determine.

ARTICLE VI

ADMINISTRATION

6.1 The Committee. This SERP shall be administered by the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board. The members of the Committee shall be designated by the Board. A majority of the members of the Committee (but not fewer than three) shall constitute a quorum. The vote of a quorum or the unanimous written consent of the Committee shall constitute action by the Committee. The Committee shall have full authority to interpret this SERP, and interpretations of this SERP by the Committee shall be final and binding on all parties.

6.2 Delegation and Reliance. The Committee may delegate to any officer or employee of the Company the authority to execute and deliver those instruments and documents and to take, or refrain from taking, all actions deemed necessary, advisable or convenient for the effective administration of this SERP in accordance with its terms and purposes. In making any determination or in taking or not taking any action under this SERP, the Committee may obtain and rely upon the advice of experts, including professional advisors to the Company. No member of the Committee or officer of the Company who is a Participant may participate in any decision specifically relating to his or her individual rights or benefits under this SERP.

6.3 Exculpation and Indemnity. Neither the Company nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under this SERP, or in the interpretation, administration or application thereof, shall have any liability to any party for any action taken or not taken in good faith under this SERP or for the failure of the SERP to achieve intended tax consequences, or to comply with any other law, compliance with which is not required on the part of the Company.

6.4 Facility of Payment. If a minor person declared incompetent, or person incapable of handling the disposition of his or her property, is entitled to receive a benefit, make an application, or make an election hereunder, the Committee may direct that such benefits be paid to, or such application or election be made by, the guardian, legal representative, or person having the care and custody of such minor, incompetent, or incapable person. Any payment made, application allowed, or election implemented in accordance with this Section shall completely discharge the Company and the Committee from all liability with respect thereto.

6.5 Proof of Claims. The Committee may require proof of the death, disability, competency, minority, or incapacity of any Participant or Beneficiary and of the right of a person to receive any benefit or make any application or election.

6.6 Claim Procedure.

(a) Any person claiming a benefit, requesting an interpretation or ruling under this SERP, or requesting information under this SERP shall present the request in writing to the Committee which shall respond in writing within 60 days. If the claim or request is denied, the written notice of denial shall state (1) the reason for denial, with specific reference to the plan provisions on which the denial is based, (2) a description of any additional material or information required and an explanation of why it is necessary, and (3) an explanation of the claims review procedure.

(b) Any person whose claim or request is denied or who has not received a response within 60 days may request review by giving written notice to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

(c) The decision on review shall normally be made within 60 days after the Committee’s receipt of a request for review. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reason and the relevant plan provisions. All decisions on review shall be final and binding on all parties concerned.

(d) In the event of any dispute over benefits under this SERP, all remedies available to the disputing individual under this Section 6.6 must be exhausted, within the specified deadlines, before legal recourse of any type is sought.

ARTICLE VII

GENERAL PROVISIONS

7.1 No Guarantee of Employment. This SERP shall in no way obligate the Company to continue the employment of a Participant with the Company or limit the right of the Company at any time and for any reason to terminate the Participant’s employment. In no event shall the SERP constitute an employment contract between the Company and a Participant or in any way limit the right of the Company to change a Participant’s compensation or other benefits.

7.2 Other SERP Benefits. Amounts under this SERP shall not be treated as compensation for purposes of calculating the amount of a Participant’s benefits or contributions under any pension, retirement, or other plan maintained by the Company (or a subsidiary or division of the Company), except as provided in such other plan.

7.3 Tax Withholding. To the extent required by law, the Company shall withhold from benefit payments hereunder any Federal, state, or local income or payroll taxes required to be withheld and shall furnish the recipient and the applicable government agency or agencies with such reports, statements, or information as may be legally required.

7.4 Missing Payees. If all or portion of a Participant’s SERP benefit becomes payable and the Committee after a reasonable search cannot locate the Participant (or his or her Beneficiary if such Beneficiary is entitled to payment), the Committee may, upon advice of counsel, forfeit the Participant’s SERP benefit. If the Participant (or his or her Beneficiary) subsequently presents a valid claim for benefits to the Committee, the Committee shall restore and pay the appropriate SERP benefit.

7.5 Mistaken Payment. No Participant or Beneficiary shall have any right to any payment made in error or in contravention of the terms of the SERP, the Code, or ERISA. The Committee shall have full rights under the law to recover any such mistaken payment, and the right to recover attorney’s fees and other costs incurred with respect to such recovery. Recovery shall be made from future SERP payments, or by any other available means.

7.6 Receipt and Release for Payments. Any payment to a Participant, Beneficiary, or to any such person’s legal representative, parent, guardian, or any person or entity specified in Section 6.4, shall be in full satisfaction of all claims that can be made under the SERP against the Company. The Company may require such Participant, Beneficiary, legal representative, or any other person or entity described in Section 6.4, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Company.

7.7 Successors. The provisions of this SERP shall be binding upon and inure to the benefit of the Company, its successors, and its assigns, and to the Participants and their heirs, executors, administrators, and legal representatives.

7.8 Governing Law. The validity of this SERP and any of its provisions shall be construed, administered, and governed in all respects under and by the laws of the State of New York (including its statute of limitations and all substantive and procedural law, and without regard to its conflict of laws provisions), except as to matters of Federal law. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

IN WITNESS WHEREOF, this L-3 Communications Corporation Supplemental Executive Retirement Plan is hereby restated effective January 1, 2000.

L-3 COMMUNICATIONS CORPORATION
By:	/s/ Ken Manne

Title:

Appendix A – Pension Plans

L-3 Communications Corporation Pension Plan

The Narda Microwave - East Pension Plan

L-3 Communication Systems - East Retirement Income Plan

L-3 Aviation Recorders Retirement Plan

L-3 Aviation Recorders Retirement Plan II

L-3 Communication Systems - West Retirement Plan

L-3 Communication Systems - West Retirement Plan II

L-3 Link Simulation and Training Retirement Plan

L-3 Communications Pension Plan For Certain Divisions – Ocean Systems and Space & Navigation Divisions only

Appendix B – 1

Special Provisions for the Narda Microwave - East Division

This Appendix B-1 contains additional terms of the SERP that apply to employees of the Narda Microwave - East Division of the Company (“Narda East”).

1. Participation. An employee of Narda East is eligible to participate in the SERP if he or she is an officer of Narda East (regardless of the amount of his or her annual base compensation).

2. Supplemental Pension Benefit. A Participant shall be entitled to a Supplemental Pension Benefit equal to the greater of the amount determined under subsection (a) or (b) below:

(a) the excess, if any, of:

(1) the benefit that would have been paid under the Pension Plan to such Participant (or his or her Spouse or Beneficiary), in the form elected by the Participant (or his or her Spouse or Beneficiary) pursuant to the terms of the Pension Plan, based on Compensation as defined in Section 4(d) of this Appendix B-1 and irrespective of the limitations of Sections 401(a)(17) and 415, less

(2) the Pension Benefit that is actually paid under the Pension Plan to such Participant (or his or her Spouse or Beneficiary), in the form elected by the Participant (or his or her Spouse or Beneficiary), based on “compensation” as defined in the Pension Plan and taking into account the limitations of Sections 401(a)(17) and 415.

(b) the excess, if any, of:

(1) the benefit that would have been paid to the Participant (or his or her Spouse or Beneficiary) in the form elected by the Participant (or his or her Spouse or Beneficiary) based on the Basic Plan Benefit Formula under the Basic Plan and based on compensation as defined in Section 4(d) of this Appendix B-1 and without regard to the limitations of Section 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, less

(2) the Pension Benefit that is actually paid under the Pension Plan to such Participant (or his or her Spouse or Beneficiary), in the form elected by the Participant (or his or her Spouse or Beneficiary), based on “compensation” as defined in the Pension Plan and taking into account the limitations of Sections 401(a)(17) and 415.

3. Payment of Supplemental Pension Benefit. The Supplemental Pension Benefit payable under this Appendix B-1 shall be subject to all of the terms of the SERP including, but not limited to, Sections 3.3, 3.4 and 3.5.

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4. Definitions. The following definitions shall apply solely for purposes of this Appendix B-1:

(a) “Average Compensation” means the Compensation, as defined in this Appendix B-1, of a Participant averaged over the five consecutive years which produce the highest annual average during the ten-year period (or the number of years of Plan participation, if less than ten) ending on the date on which the Participant attains age 65 or ceases to be a Participant, if earlier.

(b) “Basic Plan” means The Microwave Corporation Pension Plan, as amended and restated effective as of January 1, 1984.

(c) “Basic Plan Benefit” means a benefit expressed as a single life annuity beginning at age 65 determined under the following formula:

20% of the Participant’s Average Compensation not in excess of his or her Covered Compensation, plus 50% of the Participant’s Average Compensation in excess of his or her Covered Compensation, reduced by 1/15th for each year of service, determined under the “elapsed time” method, less than 15 years determined as of the Participant’s 65th birthday, and further reduced by a fraction, the numerator of which is the Participant’s years of Credited Service at termination of employment and the denominator of which is the Participant’s years of Credited Service if he continued in employment with Narda East until age 65.

(d) “Compensation” means the aggregate basic rate of annual remuneration paid by the Narda East division of the Company during the applicable calendar year, including annual cash bonuses, and amounts deferred under the L-3 Communications Corporation Deferred Compensation Plan, and without regard to the limitations under Section 401(a)(17) of the Code.

(e) “Covered Compensation” means the amount of compensation with respect to which old age and survivors insurance benefits would be provided under the Social Security Act computed as though for each year until the Participant reaches age 65 his annual compensation is at least equal to the taxable wage base, as set for in Revenue Ruling 99-47, 1999-47 I.R.B. 588 or any successor ruling thereto.

(f) “Credited Service” means the full years and months of employment beginning with the first day of the month in which the Participant first became employed by Narda East (or its predecessor, The Narda Microwave Corporation) and ending on the Participant’s last day of employment with Narda East.

Appendix B-2

Special Provisions for the L-3 Communication Systems - East Division

This Appendix B-2 contains additional terms of the SERP that apply to Participants who are employees of the L-3 Communication Systems - East division of the Company:

1. Additional Benefit. In addition to the Supplemental Pension Benefit described in Section 3.2, a Participant who is an employee of the L-3 Communication Systems - East division of the Company shall receive a retirement benefit from this SERP equal to the excess, if any, of the pension benefit calculated based on the formula described in Article V(1)(B) of the January 1, 1995 Martin Marietta Corporation Retirement Income Plan without regard to the limitation described in Article 5(1)(c), reduced by the greater of the pension benefits described in Article 5(1)(d)(i)(A) or (B) of that Plan.

2. Additional Death Benefit to Beneficiary. If a Participant dies prior to retirement, his designated Beneficiary under the Pension Plan shall receive a lump sum pre-retirement death benefit from this SERP equal to the excess, if any, of (a) the lump sum pre-retirement death benefit which would have been paid to such designated Beneficiary under the Pension Plan if such payment were not limited by Code Sections 401(a)(17) and the incidental death benefit rules of Treasury Regulation 1.401-1(b)(1)(i), over (b) the lump sum pre-retirement death benefit actually payable under the Pension Plan.

3. Additional Death Benefit to Spouse. If a Participant dies prior to retirement and after having attained five years of vesting service under the Pension Plan, his surviving spouse shall receive a pre-retirement surviving spouse annuity from this SERP equal to the excess, if any, of (a) the pre-retirement surviving spouse annuity benefit which would have been paid to such surviving spouse under the Pension Plan if such payment were not limited by Code Sections 401(a)(17) and 415 and the incidental death benefit rules of Treasury Regulation 1.401-1(b)(1)(i), over (b) the pre-retirement surviving spouse annuity benefit actually payable under the Pension Plan.